UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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AMERUS GROUP CO.

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Filed by: AmerUs Group Co.
Pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Subject Company: AmerUs Group Co.
Commission File No. 001-15166
On July 13, 2006, AmerUs Group Co. posted the following document on its internal website, which provided answers to questions posed by employees, policyowners and sales agents of AmerUs Group Co. with respect to the Agreement and Plan of Merger, dated July 12, 2006, by and among Aviva plc, Libra Acquisition Corporation, and AmerUs Group Co.
QUESTIONS AND ANSWERS
TRANSACTION
Q1: How did this deal come about? Were the companies discussing it earlier in the year, as was rumored?
A: Background details on the transaction will be fully disclosed in the proxy statement sent to shareholders. Aviva viewed AmerUs as a strategic opportunity to quickly expand their presence in the U.S. market.
Q2: Hasn’t top management at AmerUs said that “our philosophy is to operate so we can continue independently.” Did something change?
A: The AmerUs board has always been focused on shareholder value and considers opportunities to enhance value, including mergers and acquisitions. This transaction clearly represents an opportunity both to maximize shareholder value and to fulfill our vision of building a greater future for our organization.
Q3: Did AmerUs pursue other potential bidders?
A: No. AmerUs was not actively “shopping” the company for potential acquirers. When the Aviva proposal was received, the board, which was assisted by independent financial advisors, concluded this transaction was in the best interests of our shareholders.
Q4: What would happen if another company wanted to submit an offer to acquire AmerUs?
A: The AmerUs board of directors unanimously supports the transaction proposed by Aviva. If an alternative offer is received, the board would consider the offer consistent with its fiduciary duties under applicable law and the terms of the merger agreement and determine an appropriate course of action.
Q5. What is the breakup fee?
A. Approximately $90 million.
Q6: Will AmerUs stock continue to be traded after the transaction has been completed?
A: No. AmerUs Group will be “delisted” by the New York Stock Exchange following the close of this transaction.
Q7: Will Aviva stock be traded on a US stock exchange (e.g. New York Stock Exchange) after the transaction has been completed?

A: No. This transaction will not result in Aviva plc stock becoming listed on any US stock exchange. Aviva plc is already traded on the London Stock Exchange (LSE: AV). Any action to list Aviva on a US exchange would be completely independent of this transaction.
Q8: Which companies are involved in the merger?
A: An indirect subsidiary of Aviva will merge with and into AmerUs Group Co. and AmerUs Group Co. (including all of its subsidiaries) will be the surviving corporation.
Q9: Will the AmerUs companies change their names?
A: Not at this time. However, as part of the long-term branding strategy company names will likely change in the future. Adoption of the Aviva brand by AmerUs is viewed as a very positive part of this transaction.
Q10: How will our ratings be impacted by the transaction?
A: We have held preliminary conversations with the various rating agencies to discuss the details of the transaction. Each rating agency will need to study the transaction to make a final determination, but we are confident that the financial strength of Aviva will be viewed positively by the rating agencies.
Q11: Who has to approve the merger?
A: In addition to the board’s approval, our shareholders and various governmental and regulatory approvals are required.
Q12: What would happen if we didn’t receive the necessary approvals?
A: The board unanimously approved the proposed transaction and expects to receive approvals from shareholders and state regulators. However, if for some reason the approval wasn’t received, AmerUs would expect to continue its history of growth and profitability as a standalone entity.
Q13: Why is the transaction being paid in cash and not stock?
A: These were the terms agreed upon with Aviva and the board considered the terms to be in the best interests of AmerUs shareholders.
Q14: With the company doing so well and with prospects so good based on demographic trends that favor the markets where AmerUs is strongest, why sell now?
A: We agree that the company has performed well and that our prospects for the future are excellent. We believe this is reflected in the terms of the offer from Aviva that the board has accepted. The combination of AmerUs and Aviva provides both organizations with greater growth opportunities in the U.S. market than either organization could have achieved on their own.
Q15: Is the current litigation facing the company impacting our decision to be acquired by Aviva?
A: No.
Q16: How much will top management make as a result of this acquisition?
A: Details about compensation to named executives will be included as part of the proxy information sent to all shareholders about this transaction. Top management will receive the same share price for the stock that they own as any other shareholder.

EMPLOYEE
Q17: Why should employees consider this transaction to be “good deal” for them?
A: The acquisition of AmerUs by Aviva is expected to provide employees with substantially greater growth opportunities than each company individually could offer. Aviva has also made a commitment to continue offering competitive compensation and benefit programs to employees. Aviva’s decision to locate their U.S. headquarters in Des Moines also demonstrates their confidence in the ability of AmerUs to efficiently process the expected growth in business.
Q18: What happens to employees’ compensation and benefits?
A. For a period for 24 months following the closing there will be no significant changes, in the aggregate, to our employee compensation and benefit programs. The programs will be reviewed during this period of time with the intent of synchronizing the Aviva USA and AmerUs programs. Both companies currently offer competitive pay and benefit programs and plan to continue to do so.
     Please remember that in the ordinary course of business AmerUs evaluates compensation administration and benefit plan programs on an annual basis in order to remain competitive and manage costs. As a result, changes comparable to those that have occurred in the past can be expected to also take place in 2007.
Q19: Are any jobs being consolidated or eliminated because of the acquisition?
A: Yes. There will be some redundancies when the two organizations are merged together. As we work on the integration plans we’ll review areas where we have redundancies and will determine how to achieve the best operating structure. Where redundancies exist, we will use the best practices available, and consolidate activities where it makes good business sense. It is too early to know what specific areas may be affected or the number of positions impacted. It is important to note that we are planning for increased levels of growth, so job opportunities will be created as part of that growth.
Q20: Why was Des Moines selected as the location for the US headquarters?
A: The corporate headquarters for AmerUs Group and several of its subsidiaries are already located in Des Moines. The efficient operating platform at AmerUs provides a strong foundation for the future growth of the new organization. In addition, Des Moines provides an attractive cost environment and due to the large number of insurance companies with operations in Des Moines, a large portion of the workforce is insurance-knowledgeable.
Q21: What will happen to Aviva employees in Boston and AmerUs employees in New York, Indianapolis and Topeka if the US headquarters are to be located in Des Moines?
A: Specific plans haven’t been developed at this time. Integration teams will be formed in the near future to review processes, determine best practices and help design the most efficient and effective organization. During this process the business functions of each location will be carefully reviewed. Some changes, including job losses, are likely to occur in every location, including Des Moines. It is our plan to have many of the key decisions made and ready to announce when the transaction closes, which is currently expected to by the end of 2006.
Q22: How will selection decisions be made in determining which employees will be offered positions in the new organization?
A: Once the new organizational structure has been developed, the number, type and location of positions will be determined. The next step will be to formally assess the skills, experience and capabilities of employees to determine those most qualified for the open positions.

Q23: How much notice will employees receive if their job is being eliminated?
A: If a position is being eliminated as a result of the integration process, we will endeavor to provide impacted employees with a minimum of 30-days written notice.
Q24: Are severance packages going to be offered?
A: Yes, we will be responsive to the needs of affected employees and provide various severance and transition benefits consistent with those offered by AmerUs in the past.
Q25: When will employees receive cash for the AmerUs stock held in their retirement plans?
A: The AmerUs stock in employees’ retirement programs will be converted to cash shortly after close of the transaction. Employees will then have the opportunity to reallocate the proceeds from the sale of their AmerUs stock into any of the other investment choices available in those plans.
Q26: What are the tax implications to employees as a result of the cash payouts of any AmerUs Group stock held as a personal investment or in a retirement plan?
A: We expect the details on tax implications to be contained as part of the proxy statement to be sent to shareholders later this year. Shareholders should consult with their own tax advisor to determine how this transaction impacts their individual situation.
Q27: What should employees be doing differently until the transaction closes?
A: All employees should continue doing their jobs in providing exemplary service to our customers and producers. The anticipated closing date is not until the end of the year and it is critical that we all stay focused on the important business mission of AmerUs. As part of the integration process there will be an early evaluation of special projects that are underway or scheduled to start soon (e.g. operational integration initiatives at AmerUs) to determine what changes, if any, should be made to the scope or timing of those initiatives.
Q28: What areas of the organization will be affected by this acquisition?
A: The integration teams will be reviewing every area of the organization to look for opportunities to improve service, reduce expenses and build a scalable platform for growth. Once decisions have been made, they will be communicated to employees.
Q29: What are the expected cost savings from the acquisition?
A: Aviva has announced that they expect $45 million in annual pre-tax cost savings from the combined organization. The integration teams will be asked to identify those areas where expense savings opportunities appear to exist.
Q30: In what areas of the company do you foresee growth and additional employees being added?
A: The integration teams will be asked to identify those areas in the combined organization where additional employees will be needed to support the aggressive growth we anticipate as a result of this transaction.
Q31: How can employees continue to ask questions in the future about the transaction?
A: While the details haven’t been completed, we will provide employees with a means to anonymously submit questions about the transaction. Management will respond to the questions received through periodic Q&A publications posted on AmerUsToday.

POLICYOWNERS
Q32: What will happen to my policy provisions and policy values?
A: Nothing. None of the terms and conditions will change. The calculation of policy benefits and values will continue as they have in the past assuming that the policyowner continues to pay premiums and comply with other contractual obligations.
Q33: Does this mean that my insurance company will change or that the level of financial security will diminish?
A: No. While it is possible that the names of our insurance companies may change to reflect the Aviva brand, the insurance company that issued your policy will remain the same. The financial strength and credit ratings of Aviva should serve to improve the overall financial security of your policy for the long-term.
Q34: Where do I go now for questions or service issues about my policies?
A: You should continue to either contact your agent or any of the existing AmerUs locations.
Q35: If I own AmerUs stock as a result of the demutualization of either AmerUs or Indianapolis Life, what do I need to do?
A: AmerUs shareholders will be contacted directly with detailed information describing the proposed transaction, including instructions on how to vote on the acquisition. Your rights as a policyowner are not impacted in any way based on whether or not you are also an AmerUs Group shareholder.
Q36: Where can I find out more information about Aviva?
A: A great deal of information about Aviva plc can be found on the internet at www.aviva.com.
AGENTS
Q37: Does Aviva support the concept of multiple distribution channels?
A: Absolutely. Our distribution channels and their past track record for profitable growth were key factors that attracted Aviva to AmerUs. The strength of the combined organization should serve to accelerate growth within each of the existing channels, plus there may be opportunities to consider additional distribution channels.
Q38: How will the proposed transaction impact our commission and compensation programs?
A: There are no plans to change existing compensation programs. Aviva and AmerUs have always offered competitive compensation levels to their producers and there is no reason to believe that this philosophy will not continue.
Q39: What changes will there be as a result of naming Des Moines as the headquarters for Aviva’s US operations?
A: Details aren’t available at this time. Integration teams will be formed in the near future to help design the most efficient and effective organization for delivery of high-value products and services to our producers and customers. During that process each location will be carefully reviewed to determine what role it will play in the new organization. While changes are likely to occur in every location, including Des Moines, those changes will be made with the intent of building a scalable organization that is focused on growth while delivering even higher levels of service.
Q40: What impact will this transaction have on my customers?
A: There will be no changes to the contracts with our policyowners. They should benefit from the increased levels of financial strength and creditworthiness of Aviva. Over time, as the new organization becomes fully developed, it is possible that some customers may experience a change in where their policies are serviced. However, the level of service they receive should remain the same or improve. Company names may also change over time to reflect the Aviva brand, but this will not impact any of the terms and conditions of their policies or contracts.
Q41: How will the product portfolio change as a result of this combination?
A: Aviva is obviously very excited about the indexed products currently offered by AmerUs and hopes to continue expanding and refining that portfolio. During the next few months we will be reviewing the products that Aviva USA currently offers to determine if there are any opportunities for additional product offerings to be extended to AmerUs producers.
Q42: Will the management of the AmerUs distribution channels remain the same?
A: Yes. Gary McPhail and Mark Heitz will remain in charge of the individual life and annuity distribution channels, respectively, for Aviva’s US operations. No changes are contemplated to the marketing teams who have been supporting your efforts in the field.
Q43: Why should agents view this as a “good deal” for them?
A: As an existing AmerUs agent, you are already enjoying the products, compensation and service provided through AmerUs. Aviva acquired AmerUs as a platform for substantial growth in the US and we expect their actions to support that goal. Their financial strength, higher ratings and brand recognition should assist you in attracting and retaining customers. The synergies we will realize as a combined organization should provide agents with even more reasons to place their business with the new Aviva USA.
Q44: Will you rebrand AmerUs products under the Aviva name?
A: Yes, we expect over time to transition our products to a new brand. Aviva has successfully established its brand in many markets and we fully expect it will do so in the US market. Aviva has the financial resources and experience to develop a strong and trusted brand in the US, which will help agents in attracting new customers.
Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed acquisition of AmerUs Group Co. by Aviva plc. In connection with the proposed acquisition, AmerUs Group will file with or furnish to the Securities and Exchange Commission all relevant materials, including a proxy statement on Schedule 14A. SECURITY HOLDERS OF AMERUS GROUP ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING AMERUS GROUP’S PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Security holders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed or furnished by AmerUs Group at the Securities and Exchange Commission’s web site at www.sec.gov. In addition, free copies of the proxy statement (when it becomes available) and other documents will also be available on AmerUs Group’s website at www.amerus.com. The proxy statement and other relevant documents may also be obtained for free from AmerUs Group by directing such request to Investor Relations, AmerUs Group, PO Box 1555, Des Moines, Iowa 50306-1555. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.
Participants in Solicitation
AmerUs Group and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed transaction. Information regarding the interests of such directors and executive officers is included in AmerUs Group’s Proxy Statement for its 2006 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on March 29, 2006, and information concerning all of AmerUs Group’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov and from AmerUs Group at www.amerus.com or by directing such request to the address provided in the section above.
Cautionary Statement Regarding Forward-Looking Statements
This document contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” and other similar and related expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on AmerUs Group. Such forward-looking statements are not guarantees of future events. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors: (1) the shareholders of AmerUs Group may not approve and adopt the merger agreement and the transactions contemplated by the merger agreement at the special shareholder meeting; (2) the parties may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; (3) the parties may be unable to complete the merger because, among other reasons, conditions to the closing of the merger may not be satisfied or waived; or (4) other factors that may be referred to in AmerUs Group’s reports filed with or furnished to the Securities and Exchange Commission from time to time. There can be no assurance that other factors not currently anticipated by AmerUs Group will not materially and adversely affect future events. Security holders are cautioned not to place undue reliance on any forward-looking statements made by AmerUs Group or on its behalf. Forward-looking statements speak only as of the date the statement was made. AmerUs Group undertakes no obligation to update or revise any forward-looking statement.